Exhibit 99.3

August 3, 2023

Liberty Media Announces Entry into Second Supplemental Indenture under its 1.375% Cash Convertible Senior Notes Due 2023 in Connection with Reclassification

ENGLEWOOD, Colo.--(BUSINESS WIRE)-- Liberty Media Corporation (“Liberty Media”) (Nasdaq: LSXMA, LSXMB, LSXMK, FWONA, FWONK, LLYVA, LLYVK) entered into a Second Supplemental Indenture with U.S. Bank Trust Company, National Association (as successor to U.S. Bank National Association), as trustee (the “Trustee”), dated as of August 3, 2023 (the “Second Supplemental Indenture”), to the Indenture, dated as of October 17, 2013, between Liberty Media and the Trustee (as amended and supplemented by the Supplemental Indenture, dated as of April 15, 2016, by and between the Liberty Media and the Trustee, the “Indenture”) relating to its 1.375% Cash Convertible Senior Notes due 2023 (the "Cash Convertible Notes"), to give effect to the Reclassification. On August 3, 2023, pursuant to an amendment and restatement of Liberty Media’s certificate of incorporation, Liberty Media completed a previously announced reclassification of its existing Liberty SiriusXM common stock and Liberty Formula One common stock into three new tracking stocks: new Liberty SiriusXM common stock, new Liberty Formula One common stock and Liberty Live common stock (each with three series of common stock) (the “Reclassification”).

The Second Supplemental Indenture amends the conversion, adjustments and other provisions of the Indenture to give effect to the Reclassification and provides that the conversion consideration due upon conversion of any Note shall consist of 23.1586 per bond of (a) 0.2547 of a share of new Series A Liberty Formula One Common Stock, (b) 0.2650 of a share of new Series A Liberty Live Common Stock, and (c) 1.0163 shares of new Series A Liberty SiriusXM Common Stock.

The Reclassification will not result in a basket of shares underlying (x) the Indenture, dated as of August 12, 2022, by and between Liberty Media and the Trustee relating to its 2.25% Convertible Senior Notes due 2027 or (y) the Indenture, dated as of March 10, 2023, by and between Liberty Media and the Trustee relating to its 3.75% Convertible Senior Notes due 2028, but rather an adjustment to the conversion ratio of FWONK and LSXMA, respectively.

About Liberty Media Corporation

Liberty Media Corporation operates and owns interests in a broad range of media, communications and entertainment businesses. Those businesses are attributed to three tracking stock groups: the Liberty SiriusXM Group, the Formula One Group and the Liberty Live Group. The businesses and assets attributed to the Liberty SiriusXM Group (NASDAQ: LSXMA, LSXMB, LSXMK) include Liberty Media’s interest in SiriusXM. The businesses and assets attributed to the Formula One Group (NASDAQ: FWONA, FWONK) include Liberty Media’s subsidiary Formula 1 and other minority investments. The businesses and assets attributed to the Liberty Live Group (NASDAQ: LLYVA, LLYVK) include Liberty Media’s interest in Live Nation and other minority investments.

Liberty Media Corporation
Shane Kleinstein, 720-875-5432

Source: Liberty Media Corporation